Exhibit 3.2
RESTATED CERTIFICATE OF INCORPORATION
OF
GILEAD SCIENCES, INC.
Daniel P. O’Day hereby certifies as follows:
FIRST: The original name of the corporation was Oligogen, Inc. and the date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 22, 1987.
SECOND: He is duly elected and acting Chief Executive Officer of Gilead Sciences, Inc., a Delaware corporation.
THIRD: The Restated Certificate of Incorporation of the corporation in the form attached hereto as Exhibit A, which restates and integrates and does not further amend the provisions of the corporation’s certificate of incorporation, as heretofore amended or supplemented, there being no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation, has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the corporation.
FOURTH: The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and hereby incorporated by reference.
IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 9th day of May, 2024.

GILEAD SCIENCES, INC.

By:	/s/ Daniel P. O’Day
	Name:	Daniel P. O’Day
	Title:	Chief Executive Officer

EXHIBIT A
RESTATED
CERTIFICATE OF INCORPORATION
OF GILEAD SCIENCES, INC.
I.
The name of the Corporation is Gilead Sciences, Inc.
II.
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
III.
The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware.
IV.
A. No director or Officer (as defined below) of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit or (v) an Officer in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this Paragraph (A) of Article IV shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. If the Delaware General Corporation Law is amended hereafter to authorize the further elimination or limitation of liability of directors or Officers, then the liability of a director or Officer, as applicable, shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended. All references in this Paragraph (A) of Article IV to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the Delaware General Corporation Law.
B. The Corporation is authorized to provide indemnification of agents (as defined in Section 145 of the Delaware General Corporation Law) for breach of duty to the Corporation and its stockholders through bylaw provisions, through agreements with the agents, and/or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the Delaware General Corporation Law, subject to the limitations on such excess indemnification set forth in Section 102 of the Delaware General Corporation Law.

C. Any repeal or modification of this Article IV shall be prospective and shall not affect the rights under this Article IV in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
V.
A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is five billion six hundred and five million (5,605,000,000) shares. Five billion six hundred million (5,600,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).
B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a “Preferred Stock Designation”); and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
VI.
For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
SECTION 1. BOARD OF DIRECTORS.
(a) Management of Corporation. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
Notwithstanding any other provisions of this Certificate of Incorporation, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(b) Removal. Subject to any limitations imposed by law, the Board of Directors, or any individual director, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding stock entitled to vote thereon (a “Majority Vote”).

(c) Vacancies. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the stockholders by Majority Vote; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders by Majority Vote, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.
SECTION 2. GENERAL.
(a) The Bylaws may be altered or amended or new Bylaws adopted by the stockholders by Majority Vote. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, amend, supplement or repeal the Bylaws. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by Majority Vote; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.
(b) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
(c) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
SECTION 3. STOCKHOLDER ACTION BY WRITTEN CONSENT.
(a) Action by Written Consent. All actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders of the Corporation may be effected by the written consent of the holders of stock of the Corporation entitled to vote thereon. The holders of Common Stock may not act by written consent in lieu of a meeting of stockholders except (a) in accordance with this Article VI (including, without limitation, the requirements set forth herein with respect to submitting a request that the Board of Directors fix a record date for determining the stockholders entitled to take such action) or (b) pursuant to resolutions adopted by the Board of Directors authorizing one or more actions to be taken by written consent. Any written consent to take action in lieu of a meeting of stockholders may be revoked by the stockholder who executed such consent prior to the effectiveness of the stockholder action or actions set forth in such written consent by delivery to the Corporation of a revocation of such consent. References in this Article VI and the Bylaws to a written consent shall be deemed to include a telegram, cablegram or other electronic transmission consenting to an action to be taken if such transmission complies with Section 228 of the Delaware General Corporation Law.
(b) Request for Record Date. The record date for determining holders of Common Stock entitled to express consent to corporate action in writing without a meeting shall be fixed by the Board of Directors or otherwise established under this Article VI. Any stockholder seeking to have the holders of Common Stock authorize or take corporate action by written consent without a meeting shall, by written request addressed to the secretary of the Corporation and delivered to the Corporation and signed by holders of record of at least 20% of the outstanding shares of Common Stock, request that a record date be fixed for such purpose. The written request must contain the information set forth or identified in paragraph (c) of this Article VI. Following receipt of the request, the Board of Directors shall, by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery of any information requested by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent, determine the validity of the request and whether the request relates to an action that may be taken by written consent pursuant to this Article VI and, if appropriate, may adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the request has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article VI or if no such determination shall have been made by the date required by this Article VI, and in either event no record date has been fixed by the Board of Directors, the record date shall be the close of business on the first date on which a signed written consent setting forth the action taken or proposed to be taken by written consent is delivered to the Corporation in accordance with paragraph (f) of this Article VI and Section 228 of the DGCL; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. The Board of Directors may fix a record date to determine the stockholders entitled to deliver written requests, whether or not the Corporation has already received one or more written requests pursuant to this Article VI. A request to set a record date for determining the holders of Common Stock entitled to consent to an action may be revoked by the stockholder who submitted such request by delivery of a revocation of such request to the Corporation at any time prior to the time written requests to set a record date from the holders of 20% of the outstanding shares of Common Stock, submitted in accordance with this Article VI, are received by the Corporation.
(c) Notice Requirements. Any request required by paragraph (b) of this Article VI must be delivered by the holders of record of at least 20% of the outstanding shares of Common Stock (with evidence of such ownership attached to the request, including, if the record holders submitting such request are not the beneficial owners of such shares, evidence that the beneficial owners on whose behalf the request is submitted beneficially own at least 20% of the outstanding shares of Common Stock), must be executed by each stockholder of record submitting such request and must describe the action proposed to be taken by written consent of stockholders and must contain (i) such information and representations, to the extent applicable, then required by the Bylaws as though each such stockholder submitting a request was intending to make a nomination or to bring any other matter before a meeting of stockholders and (ii) the text of the proposal(s) (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the Bylaws of the Corporation). The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be requested by the Corporation to determine the validity of the request for a record date and to determine whether the request relates to an action that may be effected by written consent under this Article VI, the Bylaws and applicable law. In connection with an action or actions proposed to be taken by written consent in accordance with this Article VI, the stockholders seeking such action or actions shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, as of the record date for determining the stockholders entitled to consent to such action or actions as would be required by the Bylaws as of the record date for a meeting of stockholders if such action were a nomination or other matter proposed to be brought before a meeting of stockholders.

(d) Actions Which May Be Taken by Written Consent. The Board of Directors shall not be obligated to set a record date for an action by written consent if (i) the record date request does not, or record date requests were solicited in a manner that did not, comply with this Article VI, the Corporation’s Bylaws or applicable law, (ii) such action relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the record date request is delivered during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the earlier of (x) the date of the next annual meeting of stockholders or (y) 30 days after the first anniversary of the immediately preceding annual meeting of stockholders, (iv) an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”), other than the election of directors, was presented at an annual or special meeting of stockholders held not more than 12 months before the record date request is delivered, (v) a Similar Item was presented at an annual or special meeting of stockholders held not more than 90 days before the record date request is delivered (and, for purposes of this clause (v), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), (vi) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 90 days of the receipt by the Corporation of a record date request, or (vii) the record date request was made, or record date requests were solicited, in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law.
(e) Manner of Consent Solicitation. Holders of Common Stock may take action by written consent only if (i) consents are solicited by the stockholder or group of stockholders seeking to take action by written consent of stockholders from all holders of stock of the Corporation entitled to vote on the matter pursuant to and in accordance with this Article VI and applicable law and (ii) the solicitation materials delivered by such stockholders include a description of the action or actions proposed to be taken by written consent and, with respect to each person or entity directing such solicitation or on whose behalf such solicitation is made, a description of any material interest of such person or entity in the action or actions proposed to be taken by written consent, as well as any other information required under applicable law.
(f) Delivery of Consents. No consent shall be effective to take the corporate action referred to therein unless, within 60 days of the first date on which a consent is delivered in the manner required by this Article VI, and not later than 120 days after the record date for determining the stockholders entitled to consent to such action, consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation. No consents may be delivered to the Corporation or its registered office in the State of Delaware until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation in the manner required by Section 228 of the DGCL. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of consents, the secretary of the Corporation, or such other officer or agent of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action to be taken by written consent as the secretary of the Corporation, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in consents have given consent; provided, however, that if the action to which the consents relate is the removal or replacement of one or more members of the Board of Directors, the secretary of the Corporation, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as independent inspectors (“Inspectors”) with respect to such consent and such Inspectors shall discharge the functions of the secretary of the Corporation, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, under this Article VI. If after such investigation the secretary of the Corporation, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action purported to have been taken is duly authorized by the consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the consents shall be filed in such records. In conducting the investigation required by this section, the secretary of the Corporation, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
(g) Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by written consent except in accordance with this Article VI, the Bylaws and applicable law. The Board of Directors shall determine in good faith whether the requirements set forth in this Article VI and the Bylaws have been satisfied. If the Board of Directors shall determine in good faith that any request to fix a record date or any stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article VI, the Bylaws or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article VI, the Bylaws or applicable law, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the secretary of the Corporation, such other officer or agent of the Corporation as the Board of Directors may designate, or the Inspectors, as applicable, certify to the Corporation that the consents delivered to the Corporation in accordance with paragraph (f) of this Article VI, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation. The action by written consent will take effect as of the date and time of such certification and will not relate back to the date that the written consents were delivered to the Corporation.
(h) Challenge to Validity of Consent. Nothing contained in this Article VI shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the secretary of the Corporation, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
(i) Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article VI shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.
VII.
No holder of shares of stock of the Corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any share of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as the Corporation shall have by contract agreed.
VIII.
The Corporation is to have perpetual existence.
IX.
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.
X.
A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph (b) of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, a Majority Vote shall be required to alter, amend or repeal Article VI, Article VII, Article IX or Article X.